INFORMATION FOR RELEASE           CONTACT: Kim Doddridge

931-380-8296

kim.doddridge@fandmbank.com

        or

Jeff Bradford

                                                                                        615-312-7220

                                                                                        jcb@bradfordgrp.com

F&M SHAREHOLDERS RECEIVE CASH DIVIDEND

COLUMBIA, Tenn. Jan. 5, 2007 - First Farmers & Merchants Corporation's Board of Directors announced today the payment of a cash dividend of $.34 per share on 5,796,721 shares of First Farmers & Merchants Corporation common stock. Shareholders of record on Dec. 19, 2006 were paid a total of $1,970,885.14, which was distributed on Jan. 2, 2007.

"We are pleased to share the bank's success with our shareholders and we thank them for the trust they place in First Farmers & Merchants. Because many of our shareholders live in the communities we serve, they support us not only through their investment, but also through their day-to-day association with the bank. This is the depth of community involvement that has been vital to our success for nearly 100 years," said T. Randy Stevens, chairman and CEO.

Founded in 1909, First Farmers & Merchants Bank (Member FDIC), the wholly-owned subsidiary of First Farmers & Merchants Corporation, is one of the largest independent banks in Tennessee, with total assets over $800 million and an additional $2.5 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, the bank operates 19 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.

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